Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

January 17, 2025

Charter Communications, Inc.
400 Washington Blvd.
Stanford, Connecticut 06902

Re: Registration Statement on Form S-4 (File No. 333-283779)

Ladies and Gentlemen:

We have acted as special counsel to Charter Communications, Inc., a Delaware corporation (“Charter”), in connection with the preparation and filing of Charter’s Registration Statement on Form S-4 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) up to 37,000,000  shares of Class A common stock, par value $0.001 per share, of Charter (the “Charter Common Shares”) and (ii) up to 7,183,812 shares of Series A cumulative redeemable preferred stock, par value $0.001 per share, of Charter (the “Charter Rollover Preferred Shares,” and together with the Charter Common Shares, the “Charter Shares”), in each case to be issued by Charter pursuant to the terms of the Agreement and Plan of Merger, dated as of November 12, 2024 (the “Merger Agreement”), by and among Charter, Fusion Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of Charter (“Merger LLC”), Fusion Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of Merger LLC (“Merger Sub”), and Liberty Broadband Corporation, a Delaware corporation (“Liberty Broadband”), pursuant to which Merger Sub will merge with and into Liberty Broadband (the “Merger”), with Liberty Broadband surviving the Merger as the surviving corporation and becoming an indirect wholly owned subsidiary of Charter, and immediately following the Merger, Liberty Broadband, as the surviving corporation of the Merger, will merge with and into Merger LLC (the “Upstream Merger,” and together with the Merger, the “Combination”), with Merger LLC surviving the Upstream Merger as the surviving company and as a wholly owned subsidiary of Charter.

For purposes of giving this opinion, we have examined (i) the Registration Statement, (ii) the Merger Agreement, (iii) Charter’s Amended and Restated Certificate of Incorporation, as amended, (iv) Charter’s Amended and Restated Bylaws and (v) the form of Certificate of Designations with respect to the Charter Rollover Preferred Shares that is proposed to be adopted in connection with the Combination (the “Certificate of Designations”).  We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations of fact and law as we have deemed necessary or advisable in connection with this opinion.

In this opinion, we have relied, with your consent, upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing any of the foregoing documents.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that (i) the Charter Common Shares to be issued by Charter pursuant to and in the manner contemplated by the terms of the Merger Agreement will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the U.S. Securities and Exchange Commission (the “Commission”) and the Charter Common Shares have been issued and delivered in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, such Charter Common Shares will be validly issued, fully paid and nonassessable and (ii) when the Certificate of Designations substantially in the form filed as an exhibit to the Registration Statement has been duly filed with the Delaware Secretary of State and becomes effective in accordance with the Delaware General Corporation Law (the “DGCL”), the Registration Statement has been declared effective by order of the Commission and the Charter Rollover Preferred Shares have been issued and delivered in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, such Charter Rollover Preferred Shares will be validly issued, fully paid and nonassessable.

January 17, 2025

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing.

We are members of the bar of the State of New York.  Charter is a Delaware corporation, and we have not considered, and we express no opinion as to, any law other than the DGCL (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), in each case as in effect on the date hereof.

We hereby consent to be named in the Registration Statement and in the related joint proxy statement/prospectus contained therein under the heading “Legal Matters” as the attorneys who passed upon the legality of the Charter Shares to be issued pursuant to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.  This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz